TransGlobe Energy notes VAALCO Energy’s Successful Drilling of the North Tchibala 2H-ST well and Operational Update on FSO and field reconfiguration at Etame

Calgary, Alberta (September 27, 2022) - TransGlobe Energy Corporation (AIM & TSX: TGL; Nasdaq: TGA) ("TransGlobe" or the "Company") notes the positive update issued by VAALCO Energy, Inc. (NYSE & LSE: EGY) ("VAALCO") this morning. VAALCO’s announcement can be viewed here.

David Cook, Chair of the Board of TransGlobe commented:

"VAALCO continues to make positive progress with its ongoing Etame drilling programme with the successful drilling of the North Tchibala 2H-ST well. Today’s operational update highlights VAALCO’s attractive asset base and supports the Board’s existing recommendation to combine to create a world-class African-focused E&P company with a diversified portfolio of development assets with significant upside and strong fiscal terms which will generate sustainable returns to the combined shareholder base.

Both the management and Board continue to unanimously support the merger which is expected to deliver material benefits for TransGlobe shareholders.”

For further information, please contact:

TransGlobe Energy Corporation

Randy Neely, President and CEO

Eddie Ok, CFO

+1 403 264 9888

investor.relations@trans-globe.com

http://www.trans-globe.com

or via Tailwind Associates

Tailwind Associates (Investor Relations)

Darren Engels

+1 403 618 8035

darren@tailwindassociates.ca

http://www.tailwindassociates.ca

Evercore Partners International LLP (Financial Advisor)

David Waring

Aditya Lohia

Andrew MacNiven

+44 20 7653 6000

Canaccord Genuity (Nomad & Joint-Broker)

Henry Fitzgerald-O'Connor

Gordon Hamilton

+44(0) 20 7523 8000

Shore Capital (Joint Broker)

Toby Gibbs

John More

+44(0) 20 7408 4090

DF King

Richard Grubaugh

+1 212 493 6950

tga@dfking.com

Camarco (Financial PR)
Billy Clegg
Georgia Edmonds
Emily Hall
+4420 3757 4986
TransGlobe@camarco.co.uk

About TransGlobe

TransGlobe Energy Corporation is a cash flow focused oil and gas exploration and development company whose current activities are concentrated in the Arab Republic of Egypt and Canada. TransGlobe's common shares trade on the Toronto Stock Exchange and the AIM market of the London Stock Exchange under the symbol TGL and on the NASDAQ Exchange under the symbol TGA.

Advisory on Forward Looking Statments

This press release contains forward-looking statements concerning, but not limited to, the expected benefits of the proposed transaction between TransGlobe and VAALCO Energy. Although management believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, performance or achievement since such expectations are inherently subject to significant business, economic, operational, competitive, political and social uncertainties and contingencies. As a consequence, actual results may differ materially from those anticipated in the forward looking statements. These forward-looking statements involve substantial known and unknown risks and uncertainties, certain of which are beyond TransGlobe's control, and many factors could cause TransGlobe's actual results to differ materially from those expressed or implied in any forward-looking statements made by the Company.

Such forward-looking statements are based on certain assumptions made by TransGlobe in light of its experience and perception of current conditions and expected future developments, as well as other factors the Company believes are appropriate in the circumstances.

The forward-looking statements contained in this press release are made as of the date hereof and TransGlobe undertakes no obligation to update publicly or revise any forward-looking statements or information, whether as a result of new information, future events or otherwise, unless so required by applicable securities laws.